GREENSPRING FUND, INC.
SIXTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS SIXTH AMENDMENT dated as of May 12, 2016, to the Custody Agreement, dated as of June 28, 2005, as amended May 1, 2009, May 1, 2010, February 1, 2011, April 25, 2012 and May 30, 2013 (the "Agreement"), is entered into by and between GREENSPRING FUND, INC., a Maryland corporation (the “Fund”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the length of the Agreement and the fees; and

WHEREAS, Article 14.2 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Articles 13.1 Effective Period and 13.2 Termination shall be superseded and replaced with the following:

13.1 Effective Period.  This Agreement will continue in effect until June 30, 2019.

13.2 Termination and Early Termination.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Subsequent to June 30, 2019, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  In addition, the Fund may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

In the absence of any material breach of this Agreement, should the Fund elect to terminate this Agreement prior to June 30, 2019, the Fund agrees to pay the following fees:

a) An early termination fee equal to three times the base fee calculated pursuant to the current fee schedule for the month preceding the date of termination.  In no event shall the Fund's total obligation to pay early termination fees calculated according to all service line agreements (Custody, Distribution, Fund Accounting, Fund Administration
and Transfer Agency) exceed in its entirety $125,000;
b) All fees associated with converting services to a successor service provider;
c) All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to a successor service provider;
d) All miscellaneous costs associated with a-c above

Amended Exhibit C, the fees of the Agreement, shall be superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GREENSPRING FUND, INC.	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Elizabeth Agresta Swam	By: /s/ Michael R. McVoy

Name: Elizabeth Agresta Swam	Name: Michael R. McVoy

Title: 5/23/16	Title: Senior Vice President

Amended Exhibit C to the Custody Agreement – Greenspring Fund, Inc.

Custody Services Fee Schedule

Effective July 1, 2016

Annual Fee Based Upon Market Value per Fund*

Basis point charge on average daily market value of all long securities and cash held in the portfolio:
___ basis point on the first $___
___ basis point on the balance
Minimum annual fee per fund - $___

Plus portfolio transaction fees

Portfolio Transaction Fees
$___	– Book entry DTC transaction, Federal Reserve transaction
$___	-- Principal paydown
$___	– Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non- depository transaction
$___	– Option/SWAPS/future contract written, exercised or expired
$___	– Mutual fund trade, Margin Variation Wire and outbound Fed wire
$___	– Physical security transaction
$___	– Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Miscellaneous Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges and extraordinary expenses based upon complexity.

Additional Services
Additional fees apply for global servicing.
$500 per Sub Advisor or Segregated custody account per year
No charge for the initial conversion free receipt.
Overdrafts – charged to the account at prime interest rate plus 2 unless a line of credit is in place.

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average -- WAIVED if three year agreement signed
Fees are calculated pro rata and billed monthly.